Exhibit 23.2


January 24, 2005

The Board of Directors
VidRev Technologies, Inc.

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 8, 2004 with respect to the financial statements of VidRev Technologies, Inc. (from inception to September 30, 2004) in the Kentex Petroleum, Inc. Registration Statement on Form SB-2.


/s/ Davis, Monk & Company


Gainesville, Florida